AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                  CONSECO, INC.

      The undersigned officer of Conseco, Inc. (hereinafter referred to as the "Corporation") existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the "Act"), desiring to give notice of certain corporate action effectuating amendment of provisions of its Articles of Incorporation, by the adoption of new Amended and Restated Articles of Incorporation, superseding and replacing all Articles of Incorporation, and amendments and restatements thereto heretofore existing, hereby certifies as follows:

                                    ARTICLE I
                    Text of the Amended and Restated Articles

      The exact text of the entire Articles of Incorporation of the Corporation, as amended and restated (hereinafter referred to as the "Amended Articles"), is as follows:


                                    ARTICLE I
                                      NAME

      The name of the Corporation is Conseco, Inc.


                                   ARTICLE II
                                     Purpose

      The purposes for which the Corporation is formed are: to transact for pecuniary profit any lawful business or businesses as permitted by the Act.

                                   ARTICLE III
                               Period of Existence

      The period during which the Corporation shall continue is perpetual.

                                   ARTICLE IV
                       Resident Agent and Principal Office

         Section 1. Resident Agent. The name and address of the Corporation's Resident Agent for service of process is John J. Sabl, 11825 N. Pennsylvania Street, Carmel, Indiana 46032.

         Section 2. Principal Office. The post office address of the principal office of the Corporation is 11825 N. Pennsylvania Street, Carmel, Indiana 46032.

                                    ARTICLE V
                           Terms of Authorized Shares

         Section 1. Designation. The authorized shares of the Corporation shall be divided into two (2) classes, as follows:

         (a) 1,000,000,000 shares of Common Stock without par value. The shares of Common Stock shall be identical with each other in all respects.

         (b) 20,000,000 shares of Preferred Stock without par value, which shares may, in the discretion of the Board of Directors of the Corporation, be issued in one or more classes or series having differing rights, preferences, restrictions and limitations. All shares of Preferred Stock of the same series shall be identical with each other in all respects.

         The Preferred Stock and any class or series thereof shall possess such relative rights, preferences, limitations and restrictions as may be established by resolution of the Board of Directors of the Corporation prior to the issuance thereof, which is vested to the fullest extent permitted by law with authority to fix the relative rights, preferences, qualifications, limitations or restrictions for the Preferred Stock or any class or any series thereof, including without limiting the generality of the foregoing, the following:

                  (i) The number of shares which shall initially constitute each class or series of a class of Preferred Stock;

                  (ii) The rate or rates and the time or times at which dividends and other distributions on the shares of each class or each series thereof shall be paid, the relationship or priority of such dividends to those payable on Common Stock or to other classes or series of Preferred Stock, and whether or not any such dividends shall be cumulative;

                  (iii) The amount payable on the shares of each class or series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative priorities, if any, to be accorded such payments in liquidation;

                  (iv) The terms and conditions upon which either the Corporation may exercise a right to redeem shares of each class or series or upon which the holder of such shares may exercise a right to require redemption of such Shareholder's Preferred Stock, including any premiums or penalties applicable to exercise of such rights;

                  (v) Whether or not a sinking fund shall be created for the redemption of the shares of a class or series, and the terms and conditions of any such fund;

                  (vi) Rights, if any, to convert any shares of Preferred Stock either into shares of Common Stock or into other classes or series of Preferred Stock and the prices, premiums or penalties, ratios and other terms applicable to any such conversion;

                  (vii) Restrictions on acquisition, rights of first refusal or other limitations on transfer as may be applicable to any class or series, including any series intended to be offered to a special class or group; and

                  (viii) Any other relative  rights, preferences,   limitations,
         qualifications or restrictions on the Preferred Stock or any class or series of such shares, including rights and remedies in the event of default in connection with dividends, other distributions or redemptions.

         Section 2. Preemptive Rights. No holder of any share of capital stock of the Corporation shall have any preemptive rights.

         Section 3. Issuance of Shares. The shares of capital stock of the Corporation may be issued by the Corporation from time to time in the discretion of the Board of Directors to such persons for such consideration and upon such terms and conditions as it may determine, subject to the provisions of the Act and these Amended Articles. Such of its shares as the Corporation may reacquire may be resold or otherwise disposed of upon such terms and conditions and for such consideration as the Board of Directors may determine from time to time. The Board of Directors may from time to time grant or issue options, warrants or rights to purchase shares of capital stock of the Corporation upon such terms and conditions and for such consideration as it shall determine, subject to the provisions of the Act.

         Section 4. Dissolution Distribution on Common Stock. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the outstanding shares of Common Stock shall be entitled, after due payment or provisions for payment of the debts and other liabilities of the Corporation, and after and subject to such distributions as may be required with respect to any class or series of Preferred Stock outstanding, to share ratably, share for share, in the remaining net assets of the Corporation.

                                   ARTICLE VI
                                    Directors

         Section 1. Number of Directors. The number of director(s) may be from time to time fixed by the Bylaws of the Corporation at any number. In the absence of a Bylaw fixing the number of directors, the number shall be seven
(7).

         Section 2. Names and Post Office Addresses of the Board of Directors. The names and post office addresses of the Board of Directors of the Corporation holding office at the time of the adoption of these Amended Articles are:

                                     Number and
Name                                 Street or Building                City   State  Zip Code
----                                 ------------------                ----   -----  --------

Stephen C. Hilbert                  11825 N. Pennsylvania St.,        Carmel, Indiana  46032

Rollin M. Dick                      11825 N. Pennsylvania St.,        Carmel, Indiana  46032

Donald F. Gongaware                 11825 N. Pennsylvania St.,        Carmel, Indiana  46032

Ngaire E. Cuneo                     11825 N. Pennsylvania St.,        Carmel, Indiana  46032



                                        4




John M. Mutz                        11825 N. Pennsylvania St.,        Carmel, Indiana  46032

M. Phil Hathaway                    11825 N. Pennsylvania St.,        Carmel, Indiana  46032

David R. Decatur                    11825 N. Pennsylvania St.,        Carmel, Indiana  46032

James D. Massey                     11825 N. Pennsylvania St.,        Carmel, Indiana  46032

Dennis E. Murray, Sr.               11825 N. Pennsylvania St.,        Carmel,  Indiana   46032



         Section 3.  Qualifications of Directors  (if any). Qualifications   for
the directors, if any, shall be set out in the Bylaws.

         Section 4. Staggered Terms of Directors Authorized. At any time as such may be permitted under the laws of the State of Indiana applicable to and governing the Corporation, the Bylaws of the Corporation may provide for the staggering of the terms of office of the Directors of the Corporation by dividing the total number of Directors into groups and the election of the groups in alternate years for terms of more than one year. The number of groups, lengths of terms and other provisions for such staggering may be in any manner permitted by the laws of the State of Indiana, as such may be amended from time to time.

         Section 5. Amendment of Section 4. Notwithstanding any provisions of these Amended Articles to the contrary, the provisions of Section 4 above of this Article VI may not be amended, altered, changed or repealed, nor may any provision inconsistent with said provisions be added to these Amended Articles or to the Bylaws of the Corporation, except upon the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of the Voting Stock of the Corporation (as hereinafter defined in Article VIII, Section 5) voting as a single class.

                                   ARTICLE VII
                             President and Secretary

         The names and post office addresses of the President and Secretary of the Corporation at the time of filing these Amended Articles are:

                            Number and
       Name                 Street or Building                 City   State     Zip Code
       ----                 ------------------                 ----   -----     --------
Stephen C. Hilbert         11825 N. Pennsylvania St.,          Carmel, Indiana  46032
         President


                                        5




John J. Sabl               11825 N. Pennsylvania St.,          Carmel, Indiana  46032
         Secretary

                                  ARTICLE VIII
                      Provisions for Regulation of Business
                      and Conduct of Affairs of Corporation


         Section 1. Bylaws. Bylaws will be adopted by the Directors from time to time.

         Section 2. Place of Meetings. Meetings of the Shareholders shall be held at such time or place as set out in the calls, notices or waivers for such meetings and may be either inside or outside the State of Indiana.

         Section 3. Purchase of Corporate Stock. By resolution of Directors to the extent required by any purchase of the Corporation's own stock, such purchase may be made out of unreserved and unrestricted capital surplus available therefor.

         Section 4. Distribution Out of Capital Surplus. The Directorsmay from time to time distribute to Shareholders out of capital surplus a portion of the Corporation's assets, in cash or property, as provided by the Act.

         Section 5. Minimum Price Provisions for Certain Business Combinations. This Section 5 shall govern the approval of certain business combination transactions involving the Corporation. Each capitalized term used in this
Section 5 shall have the meaning ascribed to it in Clause (d) hereof.

         (a) Special Business Combination Transactions. Except as provided in subsection (b) of this Section 5, holders of Voting Stock shall not be entitled to vote on a Special Business Combination Transaction and such Special Business Combination Transaction shall not be effected unless the aggregate amount of the cash and the fair value of any consideration other than cash to be received per share by holders of the Corporation's Common Stock in such Special Business Combination Transaction shall be at least equal to the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees and adjusted for any intervening stock splits and stock dividends) paid in order to acquire any shares of Common Stock beneficially owned by the Related Person, and the aggregate amount of the cash and the fair value of any consideration other than cash to be received per share by holders of any class or series of the Corporation's Preferred Stock in such Special Business Combination

Transaction shall be at least equal to the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees and adjusted for any intervening stock splits and stock dividends) paid in order to acquire any shares of such class or series of Preferred Stock beneficially owned by the Related Person. In the event of a Special Business Combination Transaction in which the Corporation survives, the phrase "any consideration other than cash to be received" as used in this subsection (a) of Section 5 shall include the shares of Common Stock or Preferred Stock retained by the holders thereof.

         (b) Exceptions for Approval by Continuing Directors. The provisions of subsection (a) of this Section 5 shall not apply to any Special Business Combination Transaction if such Special Business Combination Transaction shall have been approved by two-thirds of the Continuing Directors.

         (c) Definitions. For purposes of this Section 5, the following definitions shall apply:

         (1)      The term  "Special Business  Combination  Transaction"   shall
mean:

                  (i) any merger or consolidation of the Corporation or any Subsidiary with (x) any Related Person or (y) any other corporation or entity (whether or not itself a Related Person) which is, or after each merger or consolidation would be, an Affiliate of a Related Person; or

                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any Related Person or any Affiliate of any Related Person of all or a Substantial Part of the assets of the Corporation (including, without limitation, any securities of a Subsidiary) or any Subsidiary; or

                  (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person or any Affiliate of a Related Person; or

                  (iv) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or in a series of related transactions) of any securities of the

         Corporation or any Subsidiary to a Related Person, or any Affiliate of a Related Person, in exchange for cash, securities or other property (or a combination thereof); or

                  (v) any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any self tender offer for or repurchase of securities of the Corporation or any Subsidiary by the Corporation or any Subsidiary, or any other transaction (whether or not with or into or otherwise involving a Related Person) which in any such case has the effect, directly or indirectly, of increasing the proportionate shares of the outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Related Person or any Affiliate of any Related Person.

         (2) The term "Substantial Part" (as distinguished from the phrase "all or substantially all") shall mean more than 10% of the book value of the total assets of the person or entity in question, as of the end of its most recent fiscal year ending prior to the time of the determination.

         (3) The term "person" shall mean any individual, firm, corporation, partnership, group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as in effect on April 23, 1986) or other entity.

         (4) The term "Related Person" shall mean any person (other than the Corporation or Subsidiary or any employee benefit plan of the Corporation or any Subsidiary) who or which, as of the date on which such determination is made:

                  (i) is the beneficial owner, directly or indirectly, of more than 10 percent of the combined voting power of the then outstanding shares of Voting Stock; or

                  (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior thereto was the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

                  (iii) which is an assignee of or has  otherwise  succeeded  to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior thereto beneficially owned by a Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not utilizing the facilities of a national securities exchange, occurring in the national over-the-counter market or involving a public distribution.

         (5)      A person shall be a "beneficial owner" of any Voting Stock:

                  (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                  (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

                  (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

         (6) For the purposes of determining whether a person is a Related Person pursuant to subsection (c)(4) of this Section 5, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subsection (c)(5) of this Section 5 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         (7) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         (8) "Subsidiary" shall mean any corporation more than 50 percent of whose outstanding stock having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Related Person set forth in subsection (c)(4) of this Section 5, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

         (9) "Continuing Director" shall mean any director who (i) was a member of the Corporation's Board of Directors on April 23, 1986, or (ii) was designated (before such person's initial election as a Director) by a majority of the Continuing Directors as a Continuing Director, or (iii) with respect to a Special Business Combination Transaction, was a member of the Board of Directors immediately prior to the date on which any Related Person involved, either directly or through an Affiliate or Associate, in such Special Business Combination Transaction first became a Related Person.

         (10) The term "Voting Stock" shall mean all outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of Directors of the Corporation, in each case voting together as a single class (it being understood that for purposes of this Section 5 each share of the Voting Stock shall have the number of votes granted to it pursuant to Article V of these Amended Articles).

         (d) Determinations by Continuing Directors. A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Section 5, including, without limitation:

         (1)      whether a person is a Related Person;

         (2) the number of shares of Voting Stock beneficially owned by any person;

         (3) whether a person is an Affiliate or Associate of another person; and

         (4) the fair value of any consideration other than cash to be received by holders of shares of any class or series of Voting Stock in a Special Business Combination Transaction.

         The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of this Section 5.

         (e) Amendment of Section 5. Notwithstanding any provision of these Amended Articles to the contrary, the provisions set forth in Section 5 of
Article VIII may not be amended, altered, changed or repealed, nor may any provision inconsistent with said provisions be added to these Amended Articles or to the Bylaws of the Corporation, except upon the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of the Voting Stock of the Corporation voting as a single class.

                                   ARTICLE IX
                     Designations, Rights and Preferences of
                            Series E Preferred Stock

         The designations, rights, preferences, limitations and restrictions of the shares of Preferred Stock, without par value, to be designated as Series E Redeemable Preferred Stock (in addition to those set forth elsewhere in these Amended Articles) are hereby fixed as follows:

         Section 1. Designation; Number of Shares; Stated Value. Ninety Thousand (90,000) shares of Preferred Stock shall be designated Series E Redeemable Preferred Stock (hereinafter referred to as the "Series E Preferred Stock"). Shares of the Series E Preferred Stock shall have a stated value of $10,000 per share.

         Section 2.  Dividends.

         (a) The holders of the shares of Series E Preferred Stock shall be entitled to receive cumulative cash dividends, when and as declared by the Board of Directors out of funds legally available therefor, at a rate of $400.00 per share per annum and no more, before any dividend or distribution in cash or other property (other than dividends or distributions payable in stock ranking junior to the Series E Preferred Stock as to dividends or upon liquidation, dissolution or winding-up) on any class or series of stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends or upon liquidation, dissolution or winding-up shall be declared or paid or set apart for payment.

         (b) Dividends on the Series E Preferred Stock shall be declared by the Board of Directors on or prior to December 31 of each calendar year and payable on March 1 of the next calendar year, commencing March 1, 1995 (each such date being hereinafter individually a "Dividend Payment Date" and collectively the "Dividend Payment Dates"), except that if any such Dividend Payment Date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday, to holders of record as they appear on the books of the Corporation on December 31 of the year preceding such Dividend Payment Date or such other date as may be determined by the Board of Directors. Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date as may be fixed by the Board of Directors of the Corporation. Dividends payable on the Series E Preferred Stock for the initial dividend period and for any period less than a yearly period shall be computed on the basis of a 360-day year of twelve 30-day months.

         (c) Dividends on the Series E Preferred Stock shall be cumulative and shall accrue from and after December 31, 1993, whether or not declared by the Board of Directors. Accruals of dividends shall not bear interest.

         (d) No dividend may be declared on any other class or series of stock ranking on a parity with the Series E Preferred Stock as to dividends in respect of any dividend period unless there shall also be or have been declared on the Series E Preferred Stock like dividends ratably in proportion to the respective annual dividend rates fixed therefor.

         Section 3.  Redemption.

         (a) The Corporation, at its sole option, may redeem shares of the Series E Preferred Stock, in whole or in part, at any time or from time to time, at the stated value, plus in each case accrued and unpaid dividends thereon to the date fixed for redemption (the total sum so payable on any such redemption being herein referred to as the "redemption price"). In the case of the redemption of a part only of the shares of the Series E Preferred Stock at the time outstanding, the shares to be so redeemed shall be selected by lot, pro rata (as nearly as may be), or in such other equitable manner as the Board of Directors may determine.

         (b) Notice of any redemption pursuant to this Section 3 shall be mailed at least 30, but not more than 60, days in advance of the date designated for such redemption (herein called the "redemption date") to the holders of record of shares of the Series E Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation; but no failure to mail such notice to particular shareholders or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Series E Preferred Stock. In order to facilitate the redemption of shares of the Series E Preferred Stock, the Board of Directors may fix a record date for the determination of holders of shares of the Series E Preferred Stock to be redeemed not more than 60 days prior to the redemption date. Each such notice shall state: (1) the redemption date; (2) the number of shares of Series E Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (c) The Corporation shall, on or prior to the date fixed for redemption of any shares, but not earlier than 45 days prior to the date fixed for redemption, deposit with a redemption agent selected by the Board of Directors of the Corporation, as a trust fund, a sum sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such redemption agent to give or complete the notice of redemption thereof and to pay the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the redemption price upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to their holders; and from and after the date of such deposit, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends and distributions shall cease to accrue from and after the redemption date, and all rights of the holders of the shares of the Series E Preferred Stock called for redemption, as shareholders of the Corporation with respect to such shares, shall cease and terminate, except the right to receive the redemption price, without interest, upon the surrender of their respective certificates. In case the holders of any shares shall not, within six years after such deposit, claim the amount deposited for redemption thereof, such redemption agent shall, upon demand, pay over to the Corporation the balance of such amount so deposited. Thereupon, such transfer agent or other redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders shall be as general creditors of the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

         Section 4. No Conversion Rights. The holders of shares of Series E Preferred Stock shall not have the right to convert such shares into any other shares of capital stock of the Corporation.

         Section 5. Voting. The shares of the Series E Preferred Stock shall not have any voting powers, either general or special, except as set forth in this Amended and Restated Certificate or as otherwise provided by law.

         Section 6. Liquidation Rights. Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the shares of the Series E Preferred Stock shall be entitled to receive, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock or any other class or series of stock ranking junior to the Series E Preferred Stock upon liquidation, dissolution or winding-up, the amount of $10,000 per share, plus a sum equal to all dividends on such shares (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution, but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of the Series E Preferred Stock and any other class or series of Preferred Stock ranking on a parity with the Series E Preferred Stock as to payments upon liquidation, dissolution or winding-up shall be insufficient to pay in full the preferential amount aforesaid, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this Section 6, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation to, or a consolidation or merger of the Corporation with, one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary.

         Section 7. No Purchase, Retirement or Sinking Fund. The shares of the Series E Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

         Section 8. Status. Shares of the Series E Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares, but including shares redeemed and shares purchased and retired) shall, upon compliance with any applicable provisions of the Indiana Business Corporation Law, have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of a new series of Preferred Stock to be established by the Board of Directors or as part of any other series of Preferred Stock the terms of which do not prohibit such reissue.

         Section 9. Priority. The Common Stock of the Corporation shall rank junior to and the Cumulative Convertible Preferred Stock of the Corporation shall rank on a parity with the Series E Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding-up.

         Section 10. Special Rights on Default.

         (a) If at any time the Corporation shall have failed to pay dividends in full on the Series E Preferred Stock, thereafter and until dividends in full, including all accumulated and unpaid dividends to the next preceding Dividend Payment Date on the Series E preferred Stock outstanding, shall have been declared and set apart for payment or paid, the Corporation shall not redeem any Preferred Stock, by operation of any sinking fund or otherwise, including shares of Series E Preferred Stock, unless all then outstanding shares of Preferred Stock are redeemed, and neither the Corporation nor any subsidiary may purchase any shares of Preferred Stock, including shares of Series E Preferred Stock, and neither the Corporation nor any subsidiary may redeem or purchase any shares of stock subordinate to the shares of Series E Preferred Stock in respect of dividends or distribution of assets upon liquidation, provided that nothing shall prevent the Corporation from completing the purchase or redemption of shares of Preferred Stock for which a purchase contract was entered into, or notice of redemption of which was initially given, prior to such default.

         (b) Whenever, at any time or times, dividends payable on the shares of Series E Preferred Stock shall be in arrears in an amount equal to at least two full annual dividends on the shares at the time outstanding, the holders of the outstanding shares of Series E

Preferred Stock shall have the exclusive right, voting separately as a class with holders of shares of any one or more other series of Preferred Stock ranking on a parity with Series E Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Corporation at the Corporation's next annual meeting of shareholders and at each subsequent annual meeting of shareholders. At meetings for election of such directors, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Series E Preferred Stock (together with the holders of shares of any one or more other series of Preferred Stock ranking on a parity with respect to the election of such additional directors) shall be required and be sufficient to constitute a quorum of such class for the election of such directors. At meetings for election of such directors or adjournments thereof, (1) the absence of a quorum of Series E Preferred Stock (together with the holders of shares of any one or more other series of Preferred Stock ranking on a parity with respect to the election of such additional directors) shall not prevent the election of the directors to be elected otherwise than pursuant to this subsection (b), and the absence of a quorum of the holders of stock other than holders of Series E Preferred Stock (together with the holders of shares of any one or more other series of Preferred Stock ranking on a parity with respect to the election of such additional directors) shall not prevent the election of the directors to be elected pursuant to this subsection (b), and (2) in the absence of such quorum either of holders of Series E Preferred Stock or of holders of stock other than Series E Preferred Stock, or both, a majority of the holders, present in person or by proxy, of the class or classes of stock which lack a quorum shall have a power to adjourn the meeting for the election of directors whom they are entitled to elect, from time to time without notice other than announcement at the meeting, until a quorum shall be present. Upon the vesting of such right of the holders of Series E Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding shares of Series E Preferred Stock (together with the holders of shares of any one or more other series of Preferred Stock ranking on a parity with respect to the election of such additional directors) as herein set forth. The right of the holders of Series E Preferred Stock, voting separately as a class, to elect (together with the holders of shares of any one or more other series of Preferred Stock ranking on a parity with respect to the election of such additional directors) members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends in arrears on this Series E Preferred Stock shall have been paid in full, at which time such right shall immediately terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

         Each director elected by the holders of shares of Series E Preferred Stock shall continue to serve as such director until such time as all dividends in arrears on the Series E Preferred Stock shall have been paid in full, at which time the term of office of all persons elected as directors by the holders of shares of Series E Preferred Stock shall immediately terminate and the number of members of the Board of Directors of the Corporation shall be reduced accordingly. If the office of any director elected by the holders of Series E Preferred Stock voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of Series E Preferred Stock voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by the holders of Series E Preferred Stock as provided in this subsection (b) shall have expired, the number of directors shall be such number as may be provided for in the Bylaws irrespective of any increase made pursuant to the provisions of this subsection (b).

         Section 11. Relative Rights of Series E Preferred Stock. So long as any of the Series E Preferred Stock is outstanding, the Corporation will not:

         (a) Declare, or pay, or set apart for payment, any dividends (other than dividends or distributions payable in stock ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding-up) or make any distribution in cash or other property on any other class or series of stock of the Corporation ranking junior to the Series E Preferred Stock either as to dividends or upon liquidation, dissolution or winding-up, and will not redeem, purchase or otherwise acquire any shares of any such junior class or series of stock if at the time of making such declaration, payment or setting apart for payment, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire shares of Series E Preferred Stock; and

         (b) Without the affirmative vote or consent of the holders, given in person or by proxy, either in writing or by resolution adopted either at an annual meeting or special meeting called for the purpose, of at least (i) a majority of the shares of Series E Preferred Stock at the time outstanding (the holders of Series E Preferred Stock consenting or voting separately as a class), authorize, create, or issue, or increase the authorized or issued amount, of any class or series of stock ranking prior to the Series E Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or (ii) 66 2/3% of the shares of Series E Preferred Stock at the time outstanding (the holders of Series E Preferred Stock consenting or voting separately as a class), amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of these Amended Articles so as to materially and adversely affect the preferences, special rights, privileges or powers of the Series E Preferred Stock; provided, however, that any increase in the authorized Preferred Stock or the creation and issuance of any other series of Preferred Stock ranking on a parity with or junior to the Series E Preferred Stock shall not be deemed to materially and adversely affect such preferences, rights, privileges or powers.

                                    ARTICLE X
                     Designations, Rights and Preferences of
                   7% PRIDES (SM), Convertible Preferred Stock

         The designations, rights, preferences, limitations and restrictions of the shares of Preferred Stock, without par value, to be designated as 7% PRIDES
(SM), Convertible Preferred Stock are hereby fixed as follows;

         Section 1. Designation and Amount. The designation of the series of Preferred Stock created by this Article X shall be "7% PRIDES (SM), Convertible Preferred Stock, no par value per share" (the "PRIDES"). The PRIDES are Preferred Redeemable Increased Dividend Equity Securities (SM). The authorized number of shares constituting the PRIDES shall be 4,370,000.

         (SM) Service mark of Merrill Lynch & Co., Inc.

         Section 2.  Dividends.

         (a) The holders of outstanding shares of PRIDES shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential dividends from January 23, 1996, at the rate per share of $4.279 per annum, and no more, payable quarterly for each share of PRIDES, payable in arrears on the 1st day of each February, May, August and November, respectively (each such date being hereinafter referred to as a "Dividend Payment Date"), or, if any Dividend Payment Date is not a business day, then the Dividend Payment Date shall be the next succeeding business day;

provided, however, that, with respect to any dividend period during which a redemption occurs, the Corporation may, at its option, declare accrued dividends to, and pay such dividends on, the redemption date, in which case such dividends would be payable on the redemption date in cash to the holders of the shares of PRIDES as of the record date for such dividend payment and such accrued dividends would not be included in the calculation of the related Call Price (as hereinafter defined). Each dividend on the shares of PRIDES shall be payable to holders of record as they appear on the stock register of the Corporation on such record date, not less than 10 (except as otherwise provided with respect to the first dividend payment) nor more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. The first dividend payment shall be for the period from January 23, 1996 to but excluding February 1, 1996 and the first dividend will be payable on February 1, 1996 to holders of record at the close of business on January 23, 1996. Dividends (or amounts equal to accrued and unpaid dividends) payable on shares of PRIDES for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

         Dividends on the shares of PRIDES will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared on a daily basis from the previous Dividend Payment Date. Accumulated unpaid dividends shall not bear interest. Dividends will cease to accrue in respect of shares of PRIDES on the Mandatory Conversion Date (as hereinafter defined) or on the date of their earlier conversion or redemption.

         The shares of PRIDES will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with the Cumulative Convertible Preferred Stock and with any future preferred stock issued by the Corporation (the "Preferred Stock") that by its terms ranks on a parity with the shares of PRIDES.

         (b) As long as any shares of PRIDES are outstanding, no dividends for any dividend period (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock (as defined below) or any other capital stock of the Corporation ranking junior to the shares of PRIDES as to the payment of dividends and the distribution of assets upon liquidation ("Junior Stock") and cash in lieu of fractional shares of such Junior Stock in connection with any such dividend) will be paid in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection with any such distribution), on any Junior

Stock unless: (i) full dividends on all outstanding shares of Preferred Stock (including the shares of PRIDES), that does not constitute Junior Stock ("Parity Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative;
(ii) dividends in full, in the case of a dividend payment with respect to Junior Stock, for any Parity Preferred Stock dividend period commencing on or prior to the date of such Junior Stock dividend payment or, in the case of any other distribution with respect to Junior Stock, for the current quarterly dividend period, have been paid, or declared and set aside for payment, on all outstanding shares of Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock.

         In addition, as long as any shares of PRIDES are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) or the purchase, redemption, or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption or acquisition to the extent such dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock.

         Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined by the Board of Directors may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any outstanding Parity Preferred Stock, to share therein according to their respective interests.

         As long as any shares of PRIDES are outstanding, dividends for any dividend period or other distributions may not be paid on any outstanding shares of Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith), unless either: (a) (i) full dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Preferred Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full, in the case of a dividend payment, for any Parity Preferred Stock dividend period commencing on or prior to the date of such dividend payment or, in the case of any other distribution, for the current quarterly dividend period, have been paid, or declared and set aside for payment, on all outstanding shares of Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock; or (b) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding shares of PRIDES and each other share of such Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of outstanding shares of PRIDES and such other outstanding shares of Parity Preferred Stock bear to each other.

         In addition, as long as any shares of PRIDES are outstanding, the Corporation may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) unless: (i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Preferred Stock purchase, redemption or other acquisition payment to the extent such dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iii) the Corporation is not in default of any of its obligations to redeem any Parity Preferred Stock.

         (c) Any dividend payment made on the shares of PRIDES shall first be credited against the earliest accrued but unpaid dividend due with respect to the shares of PRIDES.

         (d) All dividends paid with respect to the shares of PRIDES shall be paid pro rata to the holders entitled thereto.

         (e) Holders of the shares of PRIDES shall be entitled to receive dividends in preference to and in priority over any dividends upon any shares of the Corporation ranking junior to the shares of PRIDES as to dividends, but subject to the rights of holders of shares of the Corporation having a preference and a priority over the payment of dividends on the shares of PRIDES.

         Section 3.  Redemption and Conversion.

         (a) Mandatory Conversion. On February 1, 2000 (the "Mandatory Conversion Date"), each outstanding share of PRIDES shall convert automatically (the "Mandatory Conversion") into shares of Common Stock at the Common Equivalent Rate (as hereinafter defined) in effect on the Mandatory Conversion Date and the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of PRIDES (other than previously declared dividends payable to a holder of record on a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the right of the Corporation to redeem the shares of PRIDES on or after February 1, 1999 (the "Initial Redemption Date") and prior to the Mandatory Conversion Date, as described below, and subject to the conversion of the shares of PRIDES at the option of the holder at any time prior to the Mandatory Conversion Date. The Common Equivalent Rate is initially one share of Common Stock for each share of PRIDES and is subject to adjustment as set forth below. Dividends on the shares of PRIDES shall cease to accrue and such shares shall cease to be outstanding on the Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the shares of PRIDES, and the Corporation may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the shares of PRIDES, provided that the Corporation shall give the holders of the shares of PRIDES such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the Mandatory Conversion Date. Amounts payable in cash in respect of the shares of PRIDES or in respect of such shares of Common Stock shall not bear interest.

         (b)      Redemption by the Corporation.

                  (i) Right to Redeem. Shares of PRIDES are not redeemable by the Corporation prior to the Initial Redemption Date. At any time and from time to time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, the Corporation shall have the right to redeem, in whole or in part, the outstanding shares of PRIDES. Upon any such redemption, the Corporation shall deliver to the holders of shares of PRIDES, in accordance with the provisions of this Article X, in exchange for each share so redeemed, the greater of (A) a number of shares of Common Stock equal to the Call Price in effect on the redemption date, divided by the Current Market Price (as hereinafter defined) of the Common Stock determined as of the second trading day immediately preceding the Notice Date (as hereinafter defined) or (B) .855 of a share of Common Stock (subject to adjustment in the same manner as the Optional Conversion Rate (as hereinafter defined) is adjusted). The public announcement of any call for redemption shall be made prior to, or at the time of, the mailing of the notice of such call to holders of shares of PRIDES as described below. If fewer than all the outstanding shares of PRIDES are to be redeemed, shares of PRIDES to be redeemed shall be selected by the Corporation from outstanding shares of PRIDES not previously redeemed by lot or pro rata (as nearly as may be practicable) or by any other method determined by the Board of Directors in its sole discretion to be equitable. As used in this subparagraph (b), the term "Notice Date" with respect to any notice given by the Corporation in connection with a redemption of shares of PRIDES means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of such notice to the holders of shares of PRIDES.

                  (ii) Notice of Redemption. The Corporation shall provide notice of any redemption of the shares of PRIDES to holders of record of PRIDES to be called for redemption not less than 15 nor more than 60 days prior to the date fixed for such redemption. Such notice shall be provided by mailing notice of such redemption, first class postage prepaid, to each holder of record of shares of PRIDES to be redeemed, at such holder's address as it appears on the stock register of the Corporation; provided, however, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of PRIDES to be redeemed except as to the holders to whom the Corporation has failed to give said notice or whose notice was defective.

         Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable:

                  (A)      the redemption date;

                  (B) that all outstanding shares of PRIDES are to be redeemed or, in the case of a call for redemption of fewer than all outstanding shares of PRIDES, the number of such shares held by such holder to be redeemed;

                  (C) the number of shares of Common Stock deliverable upon redemption of each share of PRIDES to be redeemed and, if applicable, the Call Price and the Current Market Price used to calculate such number of shares of Common Stock;

                  (D) the place or places where certificatesfor such shares are to be surrendered for redemption; and

                  (E) that dividends on the shares of PRIDES to be redeemed shall cease to accrue on such redemption date (except as otherwise provided herein).

                  (iii) Deposit of Shares and Funds. The Corporation's obligation to deliver shares of Common Stock and provide funds upon redemption in accordance with this Section 3 shall be deemed fulfilled if, on or before a redemption date, the Corporation shall irrevocably deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $50,000,000, or shall set aside or make other reasonable provision for the issuance of such number of shares of Common Stock as are required to be delivered by the Corporation pursuant to this Section 3 upon the occurrence of the related redemption (and for the payment of cash in lieu of the issuance of fractional share amounts and accrued and unpaid dividends payable in cash on the shares to be redeemed as and to the extent provided by this
         Section 3). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of two years from such redemption date shall be repaid and released to the Corporation, after which the holder or holders of such shares of PRIDES so called for redemption shall look only to the Corporation for delivery of such shares of Common Stock or funds.

                  (iv) Surrender of Certificates; Status. Each holder of shares of PRIDES to be redeemed shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable pursuant to this Section 3 following such surrender and following the date of such redemption. In case fewer than all the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of redemption shall have been given, and if on the date fixed for redemption, shares of Common Stock and funds necessary for the redemption shall have been irrevocably either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed or converted (and so as to be and continue to be available therefor) or deposited with a bank or a trust company or an affiliate thereof as provided herein or the Corporation shall have made other reasonable provision therefor, then, notwithstanding that the certificates evidencing any shares of PRIDES so called for redemption or subject to conversion shall not have been surrendered, the shares represented thereby so called for redemption shall be deemed no longer outstanding, dividends with respect to the shares so called for redemption shall cease to accrue on the date fixed for redemption (except that holders of shares of PRIDES at the close of business on a record date for any payment of dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares following such record date and prior to such Dividend Payment Date) and all rights with respect to the shares so called for redemption shall forthwith after such date cease and terminate, except for the rights of the holders to receive the shares of Common Stock and funds, if any, payable pursuant to this Section 3 without interest upon surrender of their certificates therefor (unless the Corporation defaults on the delivery of such shares or the payment of such funds). Holders of shares of PRIDES that are redeemed shall not be entitled to receive dividends declared and paid on such shares of Common Stock, and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the surrender of the certificates representing such shares of PRIDES and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to such redemption date without interest thereon.

         (c) Conversion at Option of Holder. Shares of PRIDES are convertible, in whole or in part, at the option of the holders thereof, at any time prior to the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a rate of .855 of a share of Common Stock for each share of PRIDES (the "Optional Conversion Rate") (equivalent to a conversion price of $71.49 per share of Common Stock), subject to adjustment as set forth below. The right to convert shares of PRIDES called for redemption shall terminate immediately prior to the close of business on the redemption date.

         Conversion of shares of PRIDES at the option of the holder may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank, to the office or agency to be maintained by the Corporation for that purpose (and, if applicable, cash payment of an amount equal to the dividend payable on such shares), and otherwise in accordance with conversion procedures established by the Corporation. Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

         Holders of shares of PRIDES at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date and prior to the corresponding Dividend Payment Date. However, shares of PRIDES surrendered for conversion after the close of business on a record date for any payment of dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend thereon which is to be paid on such Dividend Payment Date (unless such shares have been called for redemption on a redemption date between such record date and such Dividend Payment Date). A holder of shares of PRIDES called for redemption on February 1, 1999 or any other Dividend Payment Date thereafter will receive the dividend on such shares payable on that date without paying an amount equal to such dividend to the Corporation upon conversion. Except as provided above, upon any optional conversion of shares of PRIDES, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of PRIDES or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

         (d) Common Equivalent Rate and Optional Conversion Rate Adjustments. The Common Equivalent Rate and the Optional Conversion Rate shall be each subject to adjustment from time to time as provided below in this section (d).

                  (i)         If the Corporation shall, after January 23,
         1996:

                  (A)      pay a stock dividend or make a
                           distribution with respect to its Common Stock in shares of such Common Stock,

                  (B) subdivide or split its outstanding Common Stock into a greater number of shares,

                  (C) combine its outstanding shares of Common Stock into a smaller number of shares, or

                  (D) issue by reclassification of its shares of Common Stock any shares of common stock of the Corporation, then, in any such event, the Common Equivalent Rate and the Optional Conversion Rate in effect immediately prior to such event shall each be adjusted so that the holder of any shares of PRIDES shall thereafter be entitled to receive, upon Mandatory Conversion or upon conversion at the option of the holder, the number of shares of Common Stock of the Corporation which such holder would have owned or been entitled to receive immediately following any event described above had such shares of PRIDES been converted immediately prior to such event or any record date with respect thereto. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of stockholders entitled to receive such dividend or distribution, in the case of a dividend or distribution, and shall become effective immediately after the effective date, in the case of a subdivision, split, combination or reclassification. Such adjustment shall be made successively.

                  (ii) If the Corporation shall, after January 23, 1996, issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding

         45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock, then, in any such event unless such rights or warrants are issued to holders of shares of PRIDES on a pro rata basis with the shares of Common Stock based on the Common Equivalent Rate on the date immediately preceding such issuance, the Common Equivalent Rate and Optional Conversion Rate shall each be adjusted by multiplying the Common Equivalent Rate and the Optional Conversion Rate, in effect immediately prior to the date of issuance of such rights or warrants, by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate and the Optional Conversion Rate shall each be readjusted to the Common Equivalent Rate and the Optional Conversion Rate which would then be in effect had the adjustments been made upon the issuance of such rights or warrants upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment shall be made successively.

                  (iii) If the Corporation shall, after January 23, 1996, pay a dividend or make a distribution to all holders of its Common Stock of evidences of its indebtedness, cash or other assets (including capital stock of the Corporation but excluding any cash dividends or distributions, other than Extraordinary Cash Distributions (as hereinafter defined) and dividends referred to in subparagraph (i) above) or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than Rights issued pursuant to the Rights Plan and those referred to in subparagraph (ii) above), then unless such dividend is paid or distribution is made to each holder of shares of PRIDES on a pro rata basis with the shares of Common Stock based on the Common Equivalent Rate on the date immediately preceding such payment or distribution, in any such event, the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Common Equivalent Rate and the Optional Conversion Rate in effect on the record date mentioned below, by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the record date for the determination of stockholders entitled to receive such dividend or distribution, and of which the denominator shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription  rights  or  warrants  applicable  to one  share of Common
         Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such dividend or distribution. Such adjustment shall be made successively. As used in this section (d), the term "Extraordinary Cash Distributions" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the Common Stock paid during the consecutive 12-month period ending on and including such date (other than cash dividends and cash distributions for which an adjustment to the Common Equivalent Rate and the Optional Conversion Rate was previously made) exceeds, on a per share of Common Stock basis, 10% of the average of the daily Closing

         Prices of the Common Stock over such consecutive 12- month period.

                  (iv) Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subsection (ii) above.

                   (v) The Corporation shall also be entitled to make upward adjustments in the Common Equivalent Rate, the Optional Conversion Rate and the Call Price, as it in its sole discretion shall determine to be advisable, in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) made by the Corporation to its stockholders after January 23, 1996 shall not be taxable.

                  (vi) In any case in which subsection 3(d) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to subsection 3(a) or redemption pursuant to subsection 3(b) occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted or redeemed shares of PRIDES the additional shares of Common Stock issuable upon such conversion or redemption over the shares of Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to subsection 3(g).

                  (vii) All adjustments to the Common Equivalent Rate and the Optional Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Common Equivalent Rate or the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which by reason of this subsection (vii) is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

         (e) Adjustment for Consolidation or Merger. In case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), proper provision shall be made so that each share of PRIDES shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES might have been converted immediately prior to consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES would have converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such shares of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date), (iii) redemption on any redemption date in exchange for the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such share immediately prior to consummation of such transaction, assuming that, if the Notice Date for such redemption is not prior to such transaction, the Notice Date had been the date of such transaction and assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of PRIDES shall be convertible or redeemable after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing or consistent with clause (iii) of Section 7(c).

         For purposes of the immediately preceding paragraph and subsection 3(g)
(iii), any sale or transfer to another corporation of property of the Corporation which did not account for at least 50% of the consolidated net income of the Corporation for its most recent fiscal year ending prior to the consummation of such transaction shall not in any event be deemed to be a sale or transfer of the property of the Corporation as an entirety or substantially as an entirety.

         (f) Notice of Adjustments. Whenever the Common Equivalent Rate and Optional Conversion Rate are adjusted as herein provided, the Corporation shall:

                  (i) forthwith compute the adjusted Common Equivalent Rate and Optional Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Common Equivalent Rate and the Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent for the shares of PRIDES and the Common Stock; and

                  (ii) make a prompt public announcement and mail a notice to the holders of the outstanding shares of PRIDES stating that the Common Equivalent Rate and the Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate and Optional Conversion Rate, such notice to be mailed at or prior to the time the

         Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

         (g) Notices. In case, at any time while any of the shares of PRIDES are outstanding,

                  (i)  the Corporation shall declare   a dividend  (or any other
         distribution) on its Common Stock, excluding any cash dividends; or

                  (ii) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares or its Common Stock or of any other subscription rights or warrants; or

             (iii) the Corporation shall authorize any reclassification of its Common Stock (other than a subdivision or combination thereof) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or the sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety; or

                  (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of PRIDES, and shall cause to be mailed to the holders of shares of PRIDES at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. The failure to give or receive the notice required by this subsection (g) or any defect therein shall not affect the legality or validity of such dividend, distribution, right or warrant or other action.

         (h) Effect of Conversions and Redemptions. The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon any conversion or redemption shall be deemed to have become on the date of any such conversion or redemption the holder or holders of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open.

         (i) No Fractional Shares. No fractional shares or script representing fractional shares of Common Stock shall be issued upon the redemption or conversion of any shares of PRIDES. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of PRIDES of any holder which are redeemed or converted on any redemption date or upon Mandatory Conversion or any optional conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the (i) Current Market Price as of the second trading day immediately preceding the Notice Date, in the case of redemption, or (ii) Closing Price of the Common Stock determined (A) as of the fifth Trading Date immediately preceding the Mandatory Conversion Date, in the case of

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



Mandatory Conversion, or (B) as of the second Trading Date immediately preceding the effective date of conversion, in the case of an optional conversion by a holder. If more than one share shall be surrendered for conversion or redemption at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of PRIDES so surrendered or redeemed.

         (j) Reissuance. Shares of PRIDES that have been issued and reacquired in any manner, including shares purchased, exchanged, redeemed or converted, shall not be reissued as part of PRIDES and shall (upon compliance with any applicable provisions of the laws of the State of Indiana) have the status of authorized and unissued shares of the Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.

         (k)      Definitions.  As used in this Article X:

                  (i) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Indiana are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise;

                  (ii) the term "Call Price" of each share of PRIDES shall be the sum of (x) $62.195 on and after February 1, 1999, to and including April 30, 1999, $61.928 on and after May 1, 1999, to and including July 31, 1999, $61.660 on and after August 1, 1999, to and including October 31, 1999, $61.393 on and after November 1, 1999, to and including December 31, 1999, and $61.125 on and after January 1, 2000 to and including February 1, 2000 and (y) all accrued and unpaid dividends thereon to but not including the redemption date (other than previously declared dividends payable to a holder of record as of a prior date);

                  (iii) the term "Closing Price" on any day shall mean the last reported sales price on such day or, in case no such sale takes place on such day, the average of the reported closing high and low quotations, in each case on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock

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



         Exchange, on the Nasdaq National Market, or, if the Common Stock is not listed on the Nasdaq National Market, the average of the high bid and low-asked quotations of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if no such quotations are available, the fair market value of the Common Stock as determined by any New York Stock Exchange member firm selected from time to time by the Board of Directors for such purpose;

                  (iv) the term "Current Market Price" per share of Common Stock at any date shall be deemed to be the lesser of (x) the average of the daily Closing Prices for the fifteen consecutive Trading Dates ending on and including the date in question or (y) the Closing Price of the Common Stock for such date of determination; provided, however, if any event that results in an adjustment of the Common Equivalent Rate occurs during such fifteen-day period, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event; and

                  (v) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor thereto) is open for the transaction of business.

         (l) Payment of Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of shares of PRIDES pursuant to this Section 3; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of shares of PRIDES redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

         (m) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and/or its

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



issued Common Stock held in its treasury, for the purpose of effecting any Mandatory Conversion of the shares of PRIDES or any conversion of the shares of PRIDES at the option of the holder, the full number of shares of Common Stock then deliverable upon any such conversion of all outstanding shares of PRIDES.

         Section 4.  Liquidation Rights.

         (a) In the event of the liquidation, dissolution, or winding up of the business of the Corporation, whether voluntary or involuntary, the holders of shares of PRIDES then outstanding, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment or provision for payment of any distribution on any shares of the Corporation having a preference and a priority over the shares of PRIDES on liquidation, and before any distribution to the holders of Junior Stock, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share of PRIDES in cash equal to the sum of (i) $61.125 plus (ii) all accrued and unpaid dividends thereon. In the event the assets of the Corporation available for distribution to the holders of the shares of PRIDES upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding shares of PRIDES and of all other series of Parity Preferred Stock, the holders of shares of PRIDES and of all other series of Parity Preferred Stock shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of PRIDES and the holders of outstanding shares of such Parity Preferred Stock were paid in full. Except as provided in this Section 4, holders of PRIDES shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

         (b) For the purposes of this Section 4, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

                  (i)  the sale,  lease,  transfer   or   exchange of    all  or
         substantially all of the assets of the Corporation; or

                  (ii) the consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger).


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



         Section 5. Definition. As used in this Article XV, the term "Common Stock" shall mean any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares of Common Stock issuable upon conversion of shares of PRIDES shall include only shares of the class designated as Common stock as of January 23, 1996, or shares of the Corporation of any class or classes resulting from any reclassification or reclassification thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided, however, that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such reclassification bears to the total number of shares of all classes resulting from all such reclassification.

         Section 6. No Preemptive Rights. The holders of shares of PRIDES shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

         Section 7.  Voting Rights.

         (a) The holders of shares of PRIDES shall have the right with the holders of Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis of 4/5 of a vote for each share held. The holders of shares of PRIDES and the holders of Common stock shall vote together as one class except as otherwise set forth herein or as otherwise provided by law or elsewhere in these Amended Articles.

         (b) If at any time dividends payable on the shares of PRIDES or any other series of Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Corporation ("Preferred Stock Directors"), the holders of the shares of PRIDES, voting separately as a class with the holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, with each share of PRIDES entitled to vote on this and other matters upon which Preferred Stock votes as a group, shall have the right to vote for the election of two Preferred Stock Directors of the Corporation, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such right of the holders of shares of PRIDES to elect two Preferred Stock Directors shall, when vested, continue until all dividends in arrears on the shares of PRIDES and such other series of Preferred Stock shall have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect Preferred Stock Directors shall terminate or have terminated and, when so paid, and any such termination occurs or has occurred, such right of the holders of shares of PRIDES to elect two Preferred Stock Directors separately as a class shall cease, subject always to the same provisions for the vesting of such right of the holders of the shares of PRIDES to elect two Preferred Stock Directors in the case of future dividend defaults.

         The term of office of each Director elected pursuant to the preceding paragraph shall terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of the holders of shares of PRIDES and such other series of Preferred Stock to vote for Directors pursuant to the preceding paragraph. Vacancies on the Board of Directors resulting from the death, resignation or other cause of any such Director shall be filled exclusively by no less than two-thirds of the remaining Directors and the Director so elected shall hold office until a successor is elected and qualified.

         (c) For as long as any shares of PRIDES remain outstanding, the affirmative consent of the holders of at least two-thirds thereof actually voting (voting separately as a class) given in person or by proxy, at any annual meeting or special meeting of the shareholders called for such purpose, shall be necessary to (i) amend, alter or repeal any of the provisions of these Amended Articles of the Corporation which would adversely affect the powers, preferences or rights of the holders of the shares of PRIDES then outstanding or reduce the minimum time required for any notice to which holders of shares of PRIDES then outstanding may be entitled; provided, however, that any such amendment, alteration or repeal that would authorize, create or increase the authorized amount of any additional shares of Junior Stock or any other shares of stock (whether or not already authorized) ranking on a parity with the shares of PRIDES shall be deemed not to adversely affect such powers, preferences or rights and shall not be subject to approval by the holders of shares of PRIDES; and provided further that clause (i) shall not be applicable to the

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



amendment, alteration or repeal of any provisions of these Amended Articles of the Corporation approved at a meeting of the shareholders the record date of which is prior to the issuance of any shares of PRIDES; (ii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking senior to PRIDES as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; or (iii) merge or consolidate with or into any other corporation, unless each holder of the shares of PRIDES immediately preceding such merger or consolidation shall have the right either to (A) receive or continue to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the shares of PRIDES so held or (B) convert into shares of Common Stock at the Common Equivalent Rate in effect on the date immediately preceding the announcement of any such merger or consolidation.

         There is no limitation on the issuance by the Corporation of Parity Preferred Stock or of any class ranking junior to the shares of PRIDES.

         Notwithstanding the provisions summarized in the preceding two paragraphs, however, no such approval described therein of the holders of the shares of PRIDES shall be required to authorize an increase in the number of authorized shares of Preferred Stock or if, at or prior to the time when such amendment, alteration, or repeal is to take effect or when the authorization, creation or increase of any such senior stock or security is to be made, or when such consolidation or merger, liquidation, dissolution or winding up is to take effect, as the case may be, provision is made for the redemption of all shares of PRIDES at the time outstanding."

                                   ARTICLE XI
                           Manner of Adoption and Vote

         Section 1. Action by Directors. The Board of Directors of the Corporation or at a meeting thereof, duly called, constituted and held on March 23, 1998 at which a quorum of such Board of Directors was present, duly adopted a resolution that the provisions and terms of its Amended and Restated Articles of Incorporation, as amended, be amended and restated so as to read as set forth above.

         Section 2. Shareholder Vote Not Required. The Amended Articles set forth above were adopted by the Board of Directors without shareholder action and shareholder action was not required.

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



         IN WITNESS WHEREOF, the undersigned Corporation has caused these Amended Articles to be signed and verified by a duly authorized officer, acting for and on behalf of such Corporation; and the undersigned verifies subject to the penalties of perjury that the facts contained herein are true.

         Dated this 23rd day of March, 1998.

                                  CONSECO, INC.



                               BY:/S/STEPHEN C. HILBERT
                                  -------------------------
                                  Stephen C. Hilbert,
                                  Chairman of the Board,
                                    Chief Executive Officer and
                                    President























This instrument was prepared by John J. Sabl, General Counsel
                                         Conseco, Inc.
                                         11825 N. Pennsylvania Street
                                         Carmel, IN  46032


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